Exhibit (a)(1)(N)

FOR IMMEDIATE RELEASE

FIDELIO ACQUISITION COMPANY EXTENDS TENDER OFFER
FOR SHARES OF INTERTRUST TECHNOLOGIES CORPORATION

AMSTERDAM, Netherlands and NEW YORK, December 23 /PRNewswire-FirstCall/ — Fidelio Acquisition Company, LLC, whose members are Sony Corporation of America, a subsidiary of Sony Corporation (NYSE: SNE), Koninklijke Philips Electronics N.V. (NYSE: PHG; AEX: PHI) and Stephens Acquisition LLC, today announced that it has extended its $4.25 per share cash tender offer for all of the outstanding shares of common stock of InterTrust Technologies Corporation (Nasdaq: ITRU) until 12:00 midnight, New York City time, on Thursday, January 2, 2003, unless further extended. The tender offer was previously scheduled to expire at 12:00 midnight, New York City time, on Friday, December 20, 2002.

The tender offer is being extended because the waiting periods applicable to Philips and Sony Corporation of America under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have not expired. As previously disclosed in the Offer to Purchase relating to the tender offer, the required waiting period under the HSR Act for the proposed acquisition of InterTrust will expire at 11:59 p.m., New York City time, on Thursday, January 2, 2003, which is the later of the expiration of the waiting periods applicable to Philips and Sony Corporation of America, unless the applicable waiting period is earlier terminated or extended by the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice.

On December 20, 2002, the parties received clearance for the transaction from the European Commission.

Fidelio Acquisition Company has been advised by Mellon Investor Services LLC, the depositary for the tender offer, that, as of 12:00 midnight, New York City time, on Friday, December 20, 2002, approximately 84,618,004 shares (including shares subject to guaranteed delivery) of common stock of InterTrust had been tendered and not withdrawn, representing approximately 85% of the outstanding shares.

About Sony Corporation of America

Sony Corporation of America, based in New York City, is a U.S. subsidiary of Sony Corporation, headquartered in Tokyo. Sony is a leading manufacturer of audio, video, communications and information technology products for the consumer and professional markets. Its music, motion picture, television, computer entertainment and online businesses make Sony one of the most comprehensive entertainment companies in the world. Sony’s principal U.S. businesses include Sony Electronics Inc., Sony Pictures Entertainment, Sony Music Entertainment Inc., and Sony Computer Entertainment America Inc. Sony recorded consolidated annual sales of over $56.9 billion for the fiscal year ended March 31, 2002, and it employs 168,000 people worldwide. Sony Corporation of America recorded over $18.5 billion in sales in the U.S. for the fiscal year ended March 31, 2002. Sony Corporation of America’s homepage is: http://www.sony.com/SCA/index.html.

About Koninklijke Philips Electronics N.V.

Koninklijke Philips Electronics of the Netherlands is one of the world’s biggest electronics companies and Europe’s largest, with sales of EUR 32.3 billion in 2001. It is a global leader in color television sets, lighting, electric shavers, medical diagnostic imaging and patient monitoring, and one-chip TV products. Its 184,000 employees in more than 60 countries are active in the areas of lighting, consumer electronics, domestic appliances, semiconductors, and medical systems. Philips is quoted on the NYSE (symbol: PHG), London, Frankfurt, Amsterdam and other stock exchanges. News from Philips is located at http://www.philips.com/newscenter.

About Stephens Acquisition LLC

Stephens Acquisition LLC, an Arkansas limited liability company and a wholly owned subsidiary of Stephens Group, Inc., is a newly formed entity and has not conducted any business other than in connection with the tender offer. Stephens Group, Inc. is a privately held, Little Rock, Arkansas based holding company. It is the parent of Stephens Inc., an investment banking firm that is a member of the National Association of Securities Dealers and the New York Stock Exchange, and Stephens Group, Inc. also conducts extensive merchant banking activities.

About InterTrust Technologies Corporation

InterTrust develops and licenses intellectual property for DRM and trusted computing. The Company holds 26 U.S. patents and has approximately 85 patent applications pending worldwide. InterTrust’s patent portfolio covers software and hardware techniques that can be implemented in a broad range of products that use DRM and trusted computing technologies, including computer operating systems, digital media platforms, web services, and enterprise infrastructure. InterTrust has research, engineering, and IP groups focusing on developing and monetizing next-generation technologies and inventions.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. FIDELIO ACQUISITION COMPANY, LLC AND ITS WHOLLY OWNED SUBSIDIARY, FIDELIO SUB, INC., HAVE FILED A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”), AND INTERTRUST HAS FILED A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE TENDER OFFER. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS AMENDED, CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF

TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS AMENDED, ARE AVAILABLE FOR FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) MAY ALSO BE OBTAINED FREE BY DIRECTING SUCH REQUESTS TO GEORGESON SHAREHOLDER COMMUNICATIONS INC., 17 STATE STREET, 10TH FLOOR, NEW YORK, NEW YORK 10004, OR BY CALLING TOLL-FREE (866) 870-4324.

STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL, ARE FORWARD-LOOKING STATEMENTS THAT ARE ESTIMATES REFLECTING THE BEST JUDGMENT OF FIDELIO ACQUISITION COMPANY BASED ON CURRENTLY AVAILABLE INFORMATION. SUCH FORWARD-LOOKING STATEMENTS INVOLVE ACTUAL KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, CONTINGENCIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE STATED. SUCH RISKS, UNCERTAINTIES, CONTINGENCIES AND OTHER FACTORS, MANY OF WHICH ARE BEYOND THE CONTROL OF FIDELIO ACQUISITION COMPANY, INCLUDE, BUT ARE NOT LIMITED TO, THE SATISFACTION OF THE CONDITIONS TO CLOSING, GENERAL ECONOMIC FACTORS AND CAPITAL MARKET CONDITIONS, AND GENERAL INDUSTRY TRENDS. NONE OF FIDELIO ACQUISITION COMPANY, FIDELIO SUB AND INTERTRUST UNDERTAKES ANY OBLIGATION (AND THEY EXPRESSLY DISCLAIM ANY SUCH OBLIGATION) TO UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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